Exhibit 5.1

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS DROOGBAK 1A 1013 GE AMSTERDAM PO BOX 251 1000 AG AMSTERDAM TEL +31 20 7119 000 FAX +31 20 7119 999 www.cliffordchance.com

To:	SCHMID Group N.V
	Robert-Bosch-Str. 32-36	Our ref: 41-41076028
	72250 Freudenstadt	Direct Dial: +31 20 711 9132
	Germany	E-Mail: Han.Teerink@cliffordchance.com

17 February 2026

We have acted as legal counsel (advocaten) in The Netherlands to SCHMID Group N.V. of Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany (the “Company”) for the purpose of, amongst other things, rendering a legal opinion (this “Opinion Letter”) as to certain matters of Dutch corporate law with the filing of the Registration Statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) covering (a) the legality of the issuance of all ordinary shares of the Company, (b) the legality of the issuance of all warrants of the Company, (c) the potential issuance of new ordinary shares of the Company upon the exercise of warrants, convertible notes, a convertible loan, an options agreement and a management share incentive plan of the Company (the existing ordinary shares, the warrants and the new ordinary shares to be issued upon the exercise of the warrants, convertible notes, a convertible loan, an options agreement and a management share incentive plan constitute all securities which are to be registered through the Registration Statement). This opinion letter is rendered to you to be filed with the SEC as an exhibit to the Registration Statement.

1.	INTRODUCTION
1.1	Opinion Documents

For the purpose of issuing this Opinion Letter, we have reviewed only the documents and performed only the enquiries referred to in Schedule 1 (Documents and Enquiries).

1.2	Defined Terms
1.2.1	Capitalised terms used herein without definition shall, unless the context otherwise requires, have the same meanings ascribed to them in the Registration Document.

1.2.2	Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.
1.2.3	All references in this Opinion Letter to paragraphs are to paragraphs in this Opinion Letter.
1.2.4	“2025 Convertible Term Loan Facility Shares” means the Ordinary Shares to be issued by the Company upon conversion of the €2.5 million outstanding under the 2025 Convertible Term Loan Facility.
1.2.5

“2025 Options” means the options granted to Black Forest Special Situations I on 16 December 2025 in connection with the signing of the Convertible Term Loan Facility and further specified in the Options Agreement.

1.2.6	“2025 Options Shares” means the Ordinary Shares to be issued by the Company upon exercise of the 2025 Options.
1.2.7	“2026 Convertible Notes Shares” means the Ordinary Shares to be issued by the Company upon conversion of the 2026 Convertible Notes Shares.
1.2.8	“2026 Warrants Shares” means the Ordinary Shares to be issued by the Company upon exercise of the 2026 Warrants.
1.2.9	“De-Spac Warrants” means the Private Warrants and Public Warrants issued by the Company.
1.2.10	“De-Spac Warrant Shares” means the Private Warrant Shares and the Public Warrant Shares.
1.2.11	“Deeds of Issue” means the private deeds giving effect to the creation and/or issuance of the shares in the capital of the Company.
1.2.12	“Existing Ordinary Shares” means all Ordinary Shares of the Company existing on the day hereof.
1.2.13

“Management Share Bonus Award Plans” means the management share bonus award plans, subject to the approval of the Company's management board, contractually agreed with Arthur Schütz and Helmut Rauch, respectively, in 2025.

1.2.14	“Management Bonus Shares” means the Ordinary Shares of the Company to be issued according to the Management Share Bonus Award Plans.

1.2.15	“Ordinary Shares” means Ordinary shares in the Company’s capital, with a nominal value of EUR 0.01 each.
1.2.16	“Private Warrant Shares” means the Ordinary Shares to be issued by the Company upon exercise of the private warrants, the terms of which are as described and defined in the Registration Statement.
1.2.17	“Public Warrant Shares” means the Ordinary Shares to be issued by the Company upon exercise of the public warrants, the terms of which are as described and defined in the Registration Statement.
1.2.18	“Registered Shares” means the Ordinary Shares as referred to in the respective Deeds of Issue.
1.2.19	“Relevant Moment” means each time when Registered Shares are issued.
1.3	Legal Review

We assume no responsibility for and have not investigated or verified: (i) any statements of fact or the reasonableness of any statements of opinion (including statements as to foreign law) contained in the Deeds of Issue and Opinion Documents, (ii) the appropriateness or accuracy of any disclosures made in the Deeds of Issue and Opinion Documents or (iii) the accuracy of any facts, representations or warranties set out in the Deeds of Issue andn Opinion Documents (with the exception of those matters on which we have specifically and expressly given our opinion) or otherwise disclosed to us in the course of our review. To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in any of the other documents listed above (or orally confirmed) is relevant to the contents of this Opinion Letter, we have assumed, with your permission, that such facts, representations and warranties were true and accurate when made and remain true and accurate.

1.4	Applicable Law
1.4.1

This Opinion Letter relates only to the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case- law of the Dutch courts, administrative rulings and authoritative literature. This Opinion Letter does not extend to the laws of any other jurisdiction and no opinion is expressed with regard to the effect of any systems of law (other than the laws of The Netherlands) even in cases where, under Dutch law, any foreign law should be applied and we assume that any applicable law (other than Dutch law) would not affect or qualify our opinion as set out below.

1.4.2	For the purpose of this Opinion Letter, where reference is made to the laws of The Netherlands or to The Netherlands in a geographical sense this should be read as:
(a)	a reference to the laws as in effect in that part of the Kingdom of The Netherlands that is located in Europe (Europese deel van Nederland); and
(b)	a reference to the geographical part of the Kingdom of the Netherlands that is located in Europe;

excluding, for the avoidance of doubt, any overseas nations forming part of the Kingdom of The Netherlands (such as Aruba, Curacao and St Maarten), any overseas special public bodies of the Kingdom of The Netherlands (such as Saba, St. Eustatius and Bonaire) and their respective laws and regulations.

1.5	Assumptions, Reservations & Limitations

This Opinion Letter is given on the basis of the assumptions set out in Schedule 2 (Assumptions) and is subject to the qualifications and reservations set out in Schedule 3 (Reservations). This Opinion Letter is strictly limited to the matters stated in paragraph 2 (Opinion) and does not extend to any other matters.

2.	OPINION

We are of the opinion that:

2.1	Corporate Existence

The Company is duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under the laws of The Netherlands.

2.2	Existing Ordinary Shares

The Existing Ordinary Shares have been validly issued, fully paid-up and are non-assessable.

2.3	De-Spac Warrants

The De-Spac Warrants have been validly issued under the Warrants Agreement and are binding obligations of the Company under the law of the Netherlands.

2.4	De-Spac Warrant Shares

Subject to receipt by the Company of payment in full for the De-Spac Warrants

Shares upon the exercise of the De-Spac Warrants, and when issued and accepted in accordance with the Warrants Agreement, Deeds of Issue and the Current Articles, the De-Spac Warrants Shares shall be validly issued, fully paid and non-assessable.

2.5	2025 Convertible Term Loan Facility Shares

Subject to receipt by the Company of payment in full for the 2025 Convertible Term Loan Facility Shares through set-off against the principal amount under the 2025 Convertible Term Loan Facility, and when issued and accepted in accordance with the 2025 Convertible Term Loan Facility, Deeds of Issue and the Current Articles, the 2025 Convertible Term Loan Facility Shares be validly issued, fully paid and non-assessable.

2.6	2025 Options Shares

Subject to receipt by the Company of payment in full for the 2025 Options Shares upon the exercise of the 2025 Options, and when issued and accepted in accordance with the Options Agreement, Deeds of Issue and the Current Articles, the 2025 Options Shares shall be validly issued, fully paid and non-assessable.

2.7	2026 Convertible Notes Shares

Subject to receipt by the Company of payment in full for the 2026 Convertible Notes Shares through set-off against the principal amount under the 2026 Convertible Notes, and when issued and accepted in accordance with the Investment Agreement, Deeds of Issue and the Current Articles, the 2026 Convertible Notes Shares shall be validly issued, fully paid and non-assessable.

2.8	2026 Warrant Shares

Subject to receipt by the Company of payment in full for the 2026 Warrants Shares upon the exercise of the 2026 Warrants, and when issued and accepted in accordance with the Investment Agreement, the Deeds of Issue and the Current Articles, the 2026 Warrants Shares shall be validly issued, fully paid and non-assessable.

2.9	Management Bonus Shares

Subject to receipt by the Company of payment in full for Management Bonus Shares upon the exercise or vesting of the Management Bonus Shares, and when issued and accepted in accordance with the Management Share Bonus Award Plans, Deeds of Issue and the Current Articles, the Management Bonus Shares shall be validly issued, fully paid and non-assessable.

3.	LIMITS OF OPINION

3.1	We express no opinion:
(a)

except as explicitly stated above, on international law, including (without limitation) the rules of or promulgated under or by any bi- or multi-lateral treaty or treaty organisation (unless directly applicable in The Netherlands or implemented into the laws of The Netherlands);

(b)	on any competition, anti-trust, state aid, anti-money laundering, data protection, market abuse, securitisation, financial assistance, regulatory or public procurement laws;
(c)	on the tax laws of The Netherlands.
(d)

with regard to the effect of any systems of law (other than the laws of the Netherlands) even in cases where, under Dutch law, any foreign law would be applicable and we assume that any applicable law (other than the laws of the Netherlands) would not affect or qualify our opinion as set out below;

(e)

on whether the future or continued performance of the Company's obligations or the consummation of the transactions contemplated by the Opinion Documents will not contravene such laws, application or interpretation if altered in the future; or

(f)

on any commercial, accounting, capital adequacy or other non-legal matter or on the ability of the Company to meet its financial or other obligations under the transactions contemplated by the Opinion Documents and this Opinion Letter does not discuss or confirm the financial merits or the practical feasibility of the obligations from and the transactions envisaged by the Opinion Documents.

4.	ADDRESSEES AND PURPOSE

This Opinion Letter:

(a)	expresses and describes Netherlands legal concepts in English and not in their original Dutch terms;
(b)

is issued and may only be relied upon on the express condition that (a) it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of The Netherlands and (b) all non-contractual obligations and any other matters arising out of or in connection with this Opinion Letter shall be governed by Dutch law;

(c)	is, subject as provided in (d) and (e) below, addressed to you and is solely for your benefit and may not, without our prior written consent, be relied upon by the addressees hereof for any purpose other than in connection with the filing of the Registration Document with the SEC;

(d)

may not be disclosed to or relied upon by any other person, company, entity, enterprise or institution, save that we consent to the filing of this Opinion Letter as an exhibit to the Registration Document and also consent to the reference to Clifford Chance LLP in the Registration Document under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder; and

(e)

is issued on the basis that we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Clifford Chance is the exclusive party issuing this legal opinion, (ii) any liability of individual persons or legal entities involved in the services provided by or on behalf of Clifford Chance is expressly excluded (uitgesloten), (iii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail, (iv) this legal opinion shall be governed by, and construed in accordance with, Dutch law, (v) all disputes arising from or in connection with this legal opinion must be submitted to the exclusive jurisdiction of, and will be exclusively decided by, the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court and (vi) the aggregate liability of Clifford Chance (and the individual persons and legal entities involved in the services provided by or on behalf of Clifford Chance) in respect of this legal opinion towards the Addressees and any other person entitled to rely upon this legal opinion (as set out in the next paragraph) will be limited to the amount which can be claimed under the professional liability insurance(s) taken out by Clifford Chance, increased by the amount which Clifford Chance has to bear as their own risk pursuant to the terms of such insurance(s).

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion in connection with the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under Clifford Chance LLP’s insurance policy in the matter concerned. No person other than Clifford Chance LLP may be held liable in connection with this opinion letter.

/s/ Han Teerink

(advocaat)

Clifford Chance LLP

SCHEDULE 1
DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

In arriving at the opinions expressed above, we have examined and relied upon the originals, photostatic, facsimile or electronically scanned copies of the following documents:

CORPORATE DOCUMENTS & EXTRACTS

1.1	the deed of incorporation (oprichtingsakte) of the Issuer dated 7 February 2023 (the “Deed of Incorporation”);
1.2	the articles of association (statuten) of the Company as last amended on 30 April 2024 (the “Current Articles”);
1.3

an official extract (uittreksel) dated 16 February 2026 from the Commercial Register of the Dutch Chamber of Commerce (the “Chamber”) relating to the registration of the Company under number 89188276 and confirmed to us by the Chamber by telephone on the time and date hereof to have remained unaltered since such date;

REGISTRATION DOCUMENT

1.4	the Company’s registration statement on Form F-1 filed in connection with the registration of the Registered Shares in the form reviewed by us dated 17 February 2026;

OPINION DOCUMENTS

1.5

an executed warrants agreement dated 21 October 2021, entered into between Pegasus Digital Mobility Acquisition Corporation and the Continental Stock Transfer & Trust Company as Warrant Agent governed by the laws of New York, United States of America;

1.6

an executed warrant assignment, assumption and amendment agreement dated 30 April 2024, entered into between the Company, Pegasus Digital Mobility Acquisition Corporation and the Continental Stock Transfer & Trust Company as Warrant Agent governed by the laws of New York, United States of America;

The documents listed under paragraphs 1.5 and 1.6 above are together referred to as the “Warrants Agreement”.

1.7

executed copies of ordinary share purchase warrants issued by the Company to Linden Adviors LP, Crown Managed Accounts SPC and PCH Manager fund, SPC dated 21 January 2026 governed by the laws of New York, United States of America (the “2026 Warrants”).

1.8

Executed copies of the 144a global note and the Regulation S global note of the convertible notes issued by the Company on 21 January 2026 governed by the laws of New York, United States of America (the “2026 Convertible Notes”)

1.9	an executed convertible term loan facility entered into by the Company and Black Forest Special Situations I on December 16, 2025 governed by German law (the “Convertible Term Loan Facility”);
1.10	an executed options agreement between the Company and Black Forest Special Situations I dated 27 January 2026 governed by German law (the “Options Agreement”).
1.11

an executed investment agreement dated 18 January 2026 together with an executed copy of the first amendment to the investment agreement dated 20 January 2026 each entered into between the Company, Gebr. Schmid GmbH as guarantor and Linden Adviors LP, Crown Managed Accounts SPC and PCH Manager fund, SPC as purchasers and governed by New York law (the “Investment Agreement”).

The documents listed under paragraphs 1.4 up to and including paragraph 1.11 above are together referred to as the “Opinion Documents”.

2.	SEARCHES AND ENQUIRIES
2.1	We have undertaken only the following searches and enquiries in The Netherlands for the purposes of this Opinion Letter:
2.1.1	an enquiry by telephone was made at the Chamber on 16 February 2026 on or around 13:05 C.E.T. with respect to the Company;
2.1.2

an online search was performed with the Central Insolvency Register (Centraal Insolventieregister) and the EU Insolvency Register (EU Insolventieregister) referred to in articles 19a, 19b, 222b and 370 paragraph 4 of the Dutch Bankruptcy Act (Faillissementswet) on 16 February 2026 on or around 13:22 C.E.T. with respect to the Company.

SCHEDULE 2
ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION
1.1

All signatures (including any electronic signatures) are genuine, all original documents are authentic, and all copy documents supplied to us as photocopies, faxed documents or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

1.2	Drafts of documents reviewed by us will be signed in the form of those drafts.
1.3	The person whose name and electronic signature appear or will appear in the signature block of any document is the person who signed such document.
1.4	At a Relevant Moment, the relevant Deed of Issue shall have been validly signed and executed on behalf of the Company.

For the purposes of paragraphs 1.1 up to and including 1.4 of this Schedule 2:

1.3.1“sign” or “signed” means in relation to a document executed with an electronic signature, the process by which the signatory has applied (or arranged for the application of) such electronic signature to any such document; and

1.3.2“electronic signature” means a signature in electronic form applied to any document that is intended by the signatory to take effect as their signature including without limitation an image of the signatory's handwritten signature, the typed name of the signatory, a signature generated by the signatory with a stylus on a touch pad or screen and any signature created by the signatory in accordance with the processes of an electronic signing platform.

2.	CORPORATE AUTHORITY OF THE COMPANY
2.1

At each time of signing of a Deed of Issue, all parties are duly incorporated and validly existing and have the capacity to enter into and to exercise its rights and to perform its obligations under such Deed of Issue and there is nothing under applicable laws that would prevent this.

2.2	All corporate action required to authorise the entering into, execution and/or performance of the Deeds of Issuance shall have been duly taken prior to each relevant moment.
2.3

(i) the Current Articles are the articles of association currently in force, and (iii) the Revised Articles shall be the articles of association as they will be valid and in full force and effect at each Relevant Moment.

2.4

The Company has not been dissolved (ontbonden), granted a suspension of payments (surseance van betaling verleend), declared bankrupt (failliet verklaard), ceased to exist pursuant to a merger (fusie) or a division (splitsing) and has not registered a declaration pursuant to article 370 Dutch Bankruptcy Act (Faillissementswet) and there is no court order imposing a stay period (afkoelingsperiode) pursuant to article 376 Dutch Bankruptcy Act (Faillissementswet) or ratifying a public scheme of arrangement (homologatie van een onderhands openbaar akkoord) pursuant to the Dutch Bankruptcy Act (Faillissementswet). In respect of the Company no insolvency procedures (“EU Insolvency Procedures”) listed in Annex A to Council Regulation (EC) No. 2015/848 on insolvency proceedings (as amended) (the “EU Insolvency Regulation”) have been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than The Netherlands. There is no registration of an order by the Court of first instance (Rechtbank) of Amsterdam, The Netherlands for the dissolution (ontbinding en vereffening) of the Company. Although not constituting conclusive evidence at 2 February 2024, this assumption is partly supported by the searches and enquiries undertaken by us as listed in Schedule 1 (Documents and Enquiries).

2.5

The power, capacity (corporate, regulatory and other) and authority of all parties to enter into the Opinion Documents, to perform their respective obligations thereunder, the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign documents or have given or will give confirmations on which we have expressed reliance and that the Opinion Documents and all other agreements and documents relating thereto have been or will be (where appropriate) duly authorised, executed and delivered by all parties thereto and create valid and legally binding obligations for all parties thereto in accordance with their respective terms under any law other than that of The Netherlands.

3.	REGULATORY COMPLIANCE
3.1

At each Relevant Moment, Ordinary Shares shall have been admitted for trading on a regulated market, a multilateral trading facility or a comparable trading system outside the European Economic Area as referred to in Article 2:86c (1) Dutch Civil Code.

3.2

The issuance of Registered Shares, to the extent made in the Netherlands, has been, is and will be made in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as well as any rules promulgated thereunder (the “Prospectus Regulation”).

3.3	The Registration Statement has been or will be declared effective by the SEC in the form reviewed by us.
3.4	At each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Registered Shares.

3.5

(i) any contribution in kind (inbreng anders dan in geld) on the Registered Shares consisting of assets not governed by Dutch law have been validly contributed and transferred to, and have been validly accepted by, the Company in satisfaction of the obligation to pay up such Registered Shares in full in accordance with applicable law (other than Dutch law), (ii) any formalities stipulated by applicable law (other than Dutch law) in respect of any such contribution has been complied with, and (iii) the value of any contribution in kind on the Registered Shares is sufficient to pay up such Registered Shares in full.

4.	ARM'S LENGTH COMMERCIAL TERMS

The Deeds of Issue are and/or will be for bona fide commercial reasons and any terms are bona fide arm's length commercial terms.

SCHEDULE 3
RESERVATIONS

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

Our opinion is subject to and limited by the provisions of (i) any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium and other similar laws of general application) relating to or affecting the rights and remedies of creditors (including the doctrine of voidable preference within the meaning of Section 42 et.seq. of the Dutch Bankruptcy Act (Faillissementswet), (ii) any reconstruction, arrangement, compromise, private restructuring plan or any court ordered stay period (afkoelingsperiode) which may come into force before or after the date of this Opinion Letter and (iii) any emergency or resolution measures that may be taken by the Dutch government, any of its agencies or any financial regulator under the Dutch Financial Relations Emergency Act (Noodwet Financieel Verkeer) or under the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht; hereinafter, together with its subordinate and implementing decrees and regulations, the “FMSA”);

2.	ENFORCEABILITY
2.1

The terms “enforceable”, “legal”, “valid”, “binding” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Netherlands law generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of The Netherlands will in any event be subject to:

2.1.1

the availability under Netherlands law of defences such as, without limitation, set-off (unless validly waived), fraud, duress, misrepresentation, undue influence, unforeseen circumstances, force majeure, error, abatement and counter-claim;

2.1.2

the nature of the remedies available in the Dutch courts (and nothing in this Opinion Letter must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

2.1.3	the effect of Netherlands provisions imposing prescription or limitation periods (within which suits, actions or proceedings may be brought); and
2.1.4	the acceptance by the Dutch courts of jurisdiction.
2.2	Furthermore, as a matter of the laws of The Netherlands, the reliance on or the enforcement of contractual terms and conditions may under certain circumstances be contrary to the overriding principle of “fairness and reasonableness” (redelijkheid en billijkheid) which governs the relationship between the parties to an agreement and which may affect, inter alia, the reliance on and/or enforcement of contractual provisions such as the following (without any limitation):

2.2.1

any provision in a contract or document (governed or determined to be governed by the laws of The Netherlands) providing that certain calculations or certifications are to be conclusive and binding; such a provision will not be effective if such calculations or certificates are reached on an arbitrary or unreasonable basis or are fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

2.2.2

any provision of any such contract or document vesting any party with a discretion or a power to determine a matter in its opinion with binding effect for the other party or parties; Dutch law may require that such discretion or power is exercised reasonably or that such opinion is based on reasonable grounds;

2.2.3

any provision of any such contract or document stating that no failure or delay in exercising any rights or remedies shall operate as a waiver of such rights or remedies (to the effect that under the proper circumstances a delay or failure to exercise a right within the contractual period of time may operate as a bar to the exercise of such rights or remedies thereafter);

2.2.4

provisions providing that agreements may only be amended or varied or any provision thereof waived by an instrument in writing may not be effective insofar as they suggest that modifications, amendments or waivers made orally or otherwise could not be effectively agreed upon or granted between or by the parties;

2.2.5

provisions in an agreement stating that such agreement is the only agreement between the parties may not be effective if one of the parties proves that other agreements validly exist between the parties;

furthermore, such principle of fairness and reasonableness may in the proper circumstances impose certain additional duties upon the parties concerned, notwithstanding any provision to the contrary.

2.3	Insofar as the laws of The Netherlands are concerned:
2.3.1	provisions in documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective;
2.3.2

the transfer of rights pursuant to an agreement to a third party does not as such entail transfer of obligations as well; under Netherlands law obligations pursuant to an agreement can in principle only be transferred to a third party with the cooperation of the parties to the agreement; and

2.3.3

an agreement is only binding upon the parties to such an agreement; consequently, in principle rights can only be granted by parties to the agreement and rights pursuant to an agreement can only be enforced against the parties to the agreement; this will affect indemnities in documents in favour of a party's directors, employees and others.

2.4	The validity and enforceability of the Company's obligations set out in the Opinion Documents, may be:
(i)

affected by sanctions implemented or effective in The Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the General Customs Act (Algemene Douanewet) or the Economic Offences Act (Wet op de Economische Delicten); and

(ii)

successfully contested by its creditors if such obligations are prejudicial to the interests of such creditors (and the other requirements for voidable preference (Pauliana) within the meaning of Section 3:45 of the Dutch Civil Code are met).

2.5

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

3.	EFFECT OF INSOLVENCY ON POWERS OF ATTORNEY

All powers of attorney (volmachten) or mandates (lastgevingen) (including, but not limited to, powers of attorney or mandates expressed to be irrevocable) granted and all appointments of agents made by the Company, explicitly or by implication, will terminate by law and without notice upon the Company's bankruptcy (faillissement), will become ineffective upon a moratorium of payments (surseance van betaling) being imposed upon the company and, if the laws of The Netherlands are applicable, may be capable of being revoked by the Issuer.

4.	TAX

No opinion is given (or may be inferred or implied) in this Opinion Letter on any real estate transfer tax (overdrachtsbelasting) that may become due by the Company or any holder of an Ordinary Share or De-Spac Warrant Shares in respect of or in connection with the execution or enforcement of the Deed Of Issue.

**